Exhibit 99.1

Delphi Reports First Quarter 2016 Financial Results

GILLINGHAM, England - Delphi Automotive PLC (NYSE: DLPH), a leading global vehicle components manufacturer, today reported first quarter 2016 U.S. GAAP earnings from continuing operations of $1.15 per diluted share. Excluding special items, first quarter earnings from continuing operations totaled $1.36 per diluted share.

First Quarter Highlights Include:

•	Revenue of $4.1 billion, up 7%

•	U.S. GAAP net income from continuing operations of $320 million, diluted earnings per share from continuing operations of $1.15

◦	Excluding special items, earnings from continuing operations of $1.36 per diluted share, up 12%

•	Adjusted Operating Income of $509 million, up 8%

◦	Adjusted Operating Income margin of 12.6%, up 20 basis points. U.S. GAAP Operating Income margin of 10.9%

•	Generated $268 million of cash from continuing operations

•	Share repurchases and dividends of $450 million

•	Reaffirms full year financial guidance

“Delphi's strong quarterly results reflect the execution of our strategy, which delivered solid revenue growth and margin expansion," said Kevin Clark, president and chief executive officer. "We remain confident in our ability to deliver on our customer and shareholder commitments in 2016 and beyond."

First Quarter 2016 Results
The Company reported first quarter 2016 revenue of $4.1 billion, an increase of 7% from the prior year period, reflecting continued volume growth in North America, Europe and Asia Pacific. Adjusted for currency exchange, commodity movements, the acquisition of HellermannTyton Group PLC ("HellermannTyton") and the divestiture of the Company's Reception Systems business, revenue increased by 6% in the first quarter. This reflects growth of 5% in North America, 9% in Europe and 8% in Asia, partially offset by a decline of 24% in South America.
The Company reported first quarter 2016 U.S. GAAP net income from continuing operations of $320 million and earnings from continuing operations of $1.15 per diluted share, compared to $288 million and $0.99 per diluted share in the prior year period. First quarter Adjusted Net Income, a non-GAAP financial measure defined below, totaled $377 million, or $1.36 per diluted share, which includes the favorable impact of a reduced share count, offset by a higher tax rate compared to the prior year period. Adjusted Net Income in the prior year period was $353 million, or $1.21 per diluted share.
First quarter Adjusted Operating Income, a non-GAAP financial measure defined below, was $509 million, compared to $472 million in the prior year period. Adjusted Operating Income margin increased 20 basis points in the first quarter of 2016 to 12.6%, compared with 12.4% in the prior year period, resulting from the continued growth of our businesses in North America, Europe and Asia Pacific, and the impact of successful cost reduction initiatives, including our continuing rotation to low cost manufacturing locations in Europe. Depreciation and amortization expense totaled $162 million in the first quarter, an increase from $128 million in the prior year period, primarily attributable to the acquisition of HellermannTyton in December of 2015.
Interest expense for the first quarter totaled $41 million, an increase from $32 million in the prior year period, which reflects the issuance of $1.3 billion in senior unsecured notes in the fourth quarter of 2015 to finance the acquisition of HellermannTyton.
Tax expense in the first quarter of 2016 was $75 million, resulting in an effective tax rate of approximately 19%, compared to $61 million, or an effective rate of 17%, in the prior year period. The increase is primarily attributable to the geographic mix of pretax earnings.
Also during the first quarter of 2016, the Company completed the final step of the divestiture of its former Thermal Systems business by closing the sale of its interest in the Shanghai Delphi Automotive Air Conditioning ("SDAAC") joint venture for $99 million, and recognized an after-tax gain on the divestiture of $104 million within income from discontinued operations.
The Company generated net cash flow from continuing operating activities of $268 million in the first quarter of 2016, compared to $121 million in the prior year period. As of March 31, 2016, the Company had cash and cash equivalents of $463 million and total debt of $4.4 billion.
Reconciliations of Adjusted Net Income, Adjusted Net Income per Share, Adjusted Operating Income and Cash Flow Before Financing, which are non-GAAP measures, to the most directly comparable financial measures, respectively, calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP") are provided in the attached supplemental schedules.

Acquisition of PureDepth
Delphi has further expanded its portfolio of technology solutions by acquiring PureDepth, Inc. ("PureDepth"), a leading provider of multi-layer display technology that enables glasses-less 3D for cluster and other applications. The acquisition of PureDepth will complement and enhance Delphi's fully-reconfigurable digital display product offerings.

Share Repurchase Program
During the first quarter of 2016, Delphi repurchased 5.60 million shares for approximately $370 million under its existing authorized share repurchase program, leaving approximately $137 million available for future share repurchases. As previously disclosed, the Company's Board of Directors also authorized a new $1.5 billion share repurchase program, commencing upon the completion of the existing program. All repurchased shares were retired, and are reflected as a reduction of ordinary share capital for the par value of the shares, with the excess applied as reductions to additional paid-in-capital and retained earnings.

Q2 and Full Year 2016 Outlook
The Company's second quarter and full year 2016 financial guidance is as follows:

(in millions, except per share amounts)	Q2 2016*	Full Year 2016
Revenue	$4,125 - $4,225	$16,600 - $17,000
Adjusted operating income	$555 - $585	$2,200 - $2,300
Adjusted operating income margin	13.5% - 13.8%	13.3% - 13.6%
Adjusted earnings per share	$1.50 - $1.60	$5.80 - $6.10
Cash flow from operations		$2,000
Capital expenditures		$800
Adjusted effective tax rate	17%	17%

* Includes estimated mid-point revenue and adjusted operating income impacts of $75 million and $20 million, respectively, from Japan earthquake in Q2 2016; recovery expected in second half of 2016.

Conference Call and Webcast
The Company will host a conference call to discuss these results at 9:00 a.m. (ET) today, which is accessible by dialing 888.486.0553 (US domestic) or 706.634.4982 (international) or through a webcast at http://investor.delphi.com/. The conference ID number is 95570059. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website. A replay will be available two hours following the conference call.

Use of Non-GAAP Financial Information
This press release contains information about Delphi's financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Specifically, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per Share and Cash Flow Before Financing are non-GAAP financial measures. Adjusted Operating Income represents net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax, restructuring, other acquisition and portfolio project costs, asset impairments and gains (losses) on business divestitures. Other acquisition and portfolio project costs include costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures. Adjusted Operating Income margin is defined as Adjusted Operating Income as a percentage of Net sales.
Adjusted Net Income represents net income attributable to Delphi before discontinued operations, restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Cash Flow Before Financing represents cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions (including the settlement of foreign currency derivatives related to the 2015 acquisition of HellermannTyton) and net proceeds from the divestiture of discontinued operations.
Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company's financial position and results of operations. In particular, management believes Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income Per Share

and Cash Flow Before Financing are useful measures in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s operating performance and that may obscure underlying business results and trends. Management also uses these non-GAAP financial measures for internal planning and forecasting purposes.
Such non-GAAP financial measures are reconciled to the most directly comparable GAAP financial measures in the attached supplemental schedules at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

About Delphi
Delphi Automotive PLC (NYSE: DLPH) is a high-technology company that integrates safer, greener and more connected solutions for the automotive sector. Headquartered in Gillingham, U.K., Delphi operates technical centers, manufacturing sites and customer support services in 44 countries. Visit delphi.com.

Forward-Looking Statements
This press release, as well as other statements made by Delphi Automotive PLC (the “Company”), contain forward-looking statements that reflect, when made, the Company's current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.
# # #

DELPHI AUTOMOTIVE PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions, except per share amounts)
Net sales	$4,051	$3,797
Operating expenses:
Cost of sales	3,265	3,056
Selling, general and administrative	277	255
Amortization	33	24
Restructuring	35	16
Total operating expenses	3,610	3,351
Operating income	441	446
Interest expense	(41)	(32)
Other income (expense), net	4	(54)
Income from continuing operations before income taxes and equity income	404	360
Income tax expense	(75)	(61)
Income from continuing operations before equity income	329	299
Equity income, net of tax	6	5
Income from continuing operations	335	304
Income (loss) from discontinued operations, net of tax	108	(75)
Net income	443	229
Net income attributable to noncontrolling interest	18	20
Net income attributable to Delphi	$425	$209

Amounts attributable to Delphi:
Income from continuing operations	$320	$288
Income (loss) from discontinued operations	105	(79)
Net income	$425	$209

Diluted net income (loss) per share:
Continuing operations	$1.15	$0.99
Discontinued operations	0.38	(0.27)
Diluted net income per share attributable to Delphi	$1.53	$0.72
Weighted average number of diluted shares outstanding	277.04	291.81

Cash dividends declared per share	$0.29	$0.25

DELPHI AUTOMOTIVE PLC
CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(Unaudited)
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$463	$535
Restricted cash	1	1
Accounts receivable, net	2,934	2,750
Inventories	1,287	1,181
Other current assets	397	431
Current assets held for sale	—	223
Total current assets	5,082	5,121
Long-term assets:
Property, net	3,446	3,377
Investments in affiliates	100	94
Intangible assets, net	1,385	1,383
Goodwill	1,578	1,539
Other long-term assets	480	459
Total long-term assets	6,989	6,852
Total assets	$12,071	$11,973
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$368	$52
Accounts payable	2,514	2,541
Accrued liabilities	1,179	1,204
Current liabilities held for sale	—	130
Total current liabilities	4,061	3,927
Long-term liabilities:
Long-term debt	3,985	3,956
Pension benefit obligations	849	854
Other long-term liabilities	532	503
Total long-term liabilities	5,366	5,313
Total liabilities	9,427	9,240
Commitments and contingencies
Total Delphi shareholders' equity	2,265	2,250
Noncontrolling interest	379	483
Total shareholders’ equity	2,644	2,733
Total liabilities and shareholders’ equity	$12,071	$11,973

DELPHI AUTOMOTIVE PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions)
Cash flows from operating activities:
Net income	$443	$229
Income (loss) from discontinued operations, net of tax	108	(75)
Income from continuing operations	335	304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	162	128
Deferred income taxes	3	(1)
Income from equity method investments, net of dividends received	(6)	(5)
Loss on extinguishment of debt	—	52
Other, net	41	12
Changes in operating assets and liabilities:
Accounts receivable, net	(178)	(277)
Inventories	(105)	(68)
Accounts payable	80	105
Other, net	(45)	(110)
Pension contributions	(19)	(19)
Net cash provided by operating activities from continuing operations	268	121
Net cash provided by operating activities from discontinued operations	—	14
Net cash provided by operating activities	268	135
Cash flows from investing activities:
Capital expenditures	(240)	(213)
Proceeds from sale of property / investments	1	—
Net proceeds from divestiture of discontinued operations	52	—
Cost of business acquisitions, net of cash acquired	(15)	—
Cost of technology investments	(3)	—
Settlement of derivatives	(15)	—
Net cash used in investing activities from continuing operations	(220)	(213)
Net cash used in investing activities from discontinued operations	(4)	(37)
Net cash used in investing activities	(224)	(250)
Cash flows from financing activities:
Increase in short and long-term debt, net	321	217
Dividend payments of consolidated affiliates to minority shareholders	(12)	(13)
Repurchase of ordinary shares	(358)	(240)
Distribution of cash dividends	(80)	(73)
Taxes withheld and paid on employees' restricted share awards	(37)	(58)
Net cash used in financing activities	(166)	(167)
Effect of exchange rate fluctuations on cash and cash equivalents	6	(21)
Decrease in cash and cash equivalents	(116)	(303)
Cash and cash equivalents at beginning of period	579	904
Cash and cash equivalents at end of period	$463	$601
Cash and cash equivalents of discontinued operations	$—	$43
Cash and cash equivalents of continuing operations	$463	$558

DELPHI AUTOMOTIVE PLC
FOOTNOTES
(Unaudited)

1. Segment Summary

	Three Months Ended March 31,
	2016	2015	%
	(in millions)
Net Sales
Electrical/Electronic Architecture	$2,277	$2,078	10%
Powertrain Systems	1,094	1,081	1%
Electronics and Safety	720	682	6%
Eliminations and Other (a)	(40)	(44)
Net Sales	$4,051	$3,797

Adjusted Operating Income
Electrical/Electronic Architecture	$305	$264	16%
Powertrain Systems	130	129	1%
Electronics and Safety	74	79	(6)%
Eliminations and Other (a)	—	—
Adjusted Operating Income	$509	$472

(a) Eliminations and Other includes the elimination of inter-segment transactions.

2. Weighted Average Number of Diluted Shares Outstanding
The following table illustrates the weighted average shares outstanding used in calculating basic and diluted net income per share attributable to Delphi for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015
	(in millions, except per share data)
Weighted average ordinary shares outstanding, basic	276.62	290.90
Dilutive shares related to RSUs	0.42	0.91
Weighted average ordinary shares outstanding, including dilutive shares	277.04	291.81
Basic net income (loss) per share:
Continuing operations	$1.16	$0.99
Discontinued operations	0.38	(0.27)
Basic net income per share attributable to Delphi	$1.54	$0.72
Diluted net income (loss) per share:
Continuing operations	$1.15	$0.99
Discontinued operations	0.38	(0.27)
Diluted net income per share attributable to Delphi	$1.53	$0.72

DELPHI AUTOMOTIVE PLC
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including "Adjusted Operating Income," "Adjusted Net Income," "Adjusted Net Income per Share" and "Cash Flow Before Financing." Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the following schedules.

Adjusted Operating Income: Adjusted Operating Income is presented as a supplemental measure of the Company's performance which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions. Adjusted Operating Income is defined as net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, income (loss) from discontinued operations, net of tax, restructuring and other special items. Not all companies use identical calculations of Adjusted Operating Income, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2016 guidance was determined using a consistent manner and methodology.

Consolidated Adjusted Operating Income
	Three Months Ended March 31,
	2016	2015
	(in millions)
Net income attributable to Delphi	$425	$209
Interest expense	41	32
Other (income) expense, net	(4)	54
Income tax expense	75	61
Equity income, net of tax	(6)	(5)
(Income) loss from discontinued operations, net of tax	(108)	75
Net income attributable to noncontrolling interest	18	20
Operating income	441	446
Restructuring	35	16
Other acquisition and portfolio project costs	33	8
Asset impairments	—	2
Adjusted operating income	$509	$472

Segment Adjusted Operating Income
(in millions)
Three Months Ended March 31, 2016	Electrical/Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
Operating income	$260	$117	$64	$—	$441
Restructuring	18	9	8	—	35
Other acquisition and portfolio project costs	27	4	2	—	33
Adjusted operating income	$305	$130	$74	$—	$509

Depreciation and amortization	$95	$44	$23	$—	$162

Three Months Ended March 31, 2015	Electrical/Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
Operating income	$253	$121	$72	$—	$446
Restructuring	4	6	6	—	16
Other acquisition and portfolio project costs	5	2	1	—	8
Asset impairments	2	—	—	—	2
Adjusted operating income	$264	$129	$79	$—	$472

Depreciation and amortization (a)	$66	$44	$18	$—	$128

(a) Includes asset impairments.

DELPHI AUTOMOTIVE PLC
RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS
(Unaudited)

Adjusted Net Income and Adjusted Net Income Per Share: Management believes Adjusted Net Income and Adjusted Net Income Per Share, which are non-GAAP measures, are useful in evaluating the ongoing operating performance of the Company. Adjusted Net Income is defined as net income attributable to Delphi before discontinued operations, restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Not all companies use identical calculations of Adjusted Net Income and Adjusted Net Income Per Share, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2016 guidance was determined using a consistent manner and methodology.

	Three Months Ended March 31,
	2016	2015
	(in millions, except per share amounts)
Net income attributable to Delphi	$425	$209
(Income) loss from discontinued operations attributable to Delphi, net of tax	(105)	79
Income from continuing operations attributable to Delphi	320	288
Adjusting items:
Restructuring	35	16
Other acquisition and portfolio project costs	33	8
Asset impairments	—	2
Debt extinguishment costs	—	52
Tax impact of adjusting items (a)	(11)	(13)
Adjusted net income attributable to Delphi	$377	$353

Weighted average number of diluted shares outstanding	277.04	291.81
Diluted net income per share from continuing operations attributable to Delphi	$1.15	$0.99
Adjusted net income per share	$1.36	$1.21

(a)
Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Cash Flow Before Financing: Cash Flow Before Financing is presented as a supplemental measure of the Company's liquidity which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions. Cash Flow Before Financing is defined as cash provided by (used in) operating activities from continuing operations plus cash provided by (used in) investing activities from continuing operations, adjusted for the purchase price of business acquisitions (including the settlement of foreign currency derivatives related to the 2015 acquisition of HellermannTyton) and net proceeds from the divestiture of discontinued operations. Not all companies use identical calculations of cash flow before financing therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2016 guidance was determined using a consistent manner and methodology.

	Three Months Ended March 31,
	2016	2015
	(in millions)
Cash flows from operating activities:
Income from continuing operations	$335	$304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	162	128
Working capital	(203)	(240)
Pension contributions	(19)	(19)
Other, net	(7)	(52)
Net cash provided by operating activities from continuing operations	268	121

Cash flows from investing activities:
Capital expenditures	(240)	(213)
Net proceeds from divestiture of discontinued operations	52	—
Cost of business acquisitions, net of cash acquired	(15)	—
Settlement of derivatives	(15)	—
Other, net	(2)	—
Net cash used in investing activities from continuing operations	(220)	(213)

Adjusting items:
Adjustment for net proceeds from divestiture of discontinued operations	(52)	—
Adjustment for the cost of business acquisitions, net of cash acquired	15	—
Adjustment for settlement of derivatives related to business acquisition	15	—
Cash flow before financing	$26	$(92)

Investor Contact:
Elena Rosman
248.813.5091
elena.rosman@delphi.com

Media Contact:
Kristen Kinley
248.535.3930
kristen.kinley@delphi.com